Exhibit 4.13

THIS CONVERTIBLE SUBORDINATED TERM DEBENTURE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR ANY SUCH OFFER, SALE OR TRANSFER IS MADE UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

                   CONVERTIBLE SUBORDINATED TERM DEBENTURE

Date: January 25, 1999                                           $______________

            FOR VALUE RECEIVED, FIDELITY HOLDINGS, INC., a corporation organized under the laws of the State of Nevada (hereinafter called the "Borrower" or the "Corporation") hereby promises to pay to the order of ______________________ or registered assigns (individually, the "Holder", and collectively with the holders of all other debentures of same like and tenor, the "Holders") the sum of ________________ Dollars ($________) together with interest at the rate of twelve percent (12%) per annum (the "Interest Rate"), as follows: Interest shall accrue on the unconverted face amount hereof from the date hereof (the "Issue Date") through that date which is one hundred eighty (180) days from the Issue Date (the "Accrual Period"), at which time all accrued interest shall be added to the unconverted face amount hereof and the resulting balance, together with interest at the Interest Rate shall be due and payable in sixteen (16) equal monthly installments of $_________ commencing one month following the end of the Accrual Period and continuing on the same day of each month with a final payment on that date which is seventeen (17) months following the end of the Accrual Period (the "Scheduled Maturity Date"). Interest shall accrue on a daily basis. Any amount of principal of or interest on this Debenture which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum from the due date thereof until the same is paid. Interest shall be calculated based on a 360 day year having twelve months of thirty days each. All payments of principal and interest (to the extent not converted in accordance with the terms hereof) shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America, subject to the Holder's conversion right set below. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Debenture.

      Notwithstanding any provision hereof to the contrary, the Holder shall have the option to receive each payment of principal and interest hereunder in cash or to convert all or any portion of such payment into shares of Common Stock (defined below) pursuant to Article III below. The Holder shall be required to deliver a Notice of Conversion in order to convert any payment of principal and interest hereunder (or a portion thereof) into shares of Common Stock. Such written notice of its election to convert shall be delivered no later than two (2) business days prior to the payment due date. In such event, the Conversion Date with respect to any such conversion shall be the payment due date.

      This Debenture is being issued by the Borrower along with similar convertible term debentures (the "Other Debentures" and, together with this Debenture, the "Debentures") pursuant to that certain Securities Purchase Agreement, dated as of January 25, 1999 by and among the Borrower and the other signatories thereto (the "Securities Purchase Agreement").

                                  ARTICLE I

                           PREPAYMENT; SUBORDINATION

      A. Limited Right to Prepay. Upon the occurrence of an Event of Default (as defined herein), this Debenture shall be prepaid by the Borrower in accordance with the provisions of Article VII hereof. Except as provided in Paragraph B of this Article I, this Debenture may not be prepaid at the option of Borrower without the prior written consent of the Holder.

      B. Prepayment at Borrower's Option. Subject to prior conversion, the Borrower shall have the right to prepay the unpaid principal balance of and accrued but unpaid interest on this Debenture in whole or in part at any time upon not less than sixty (60) days written notice to the Holders; provided that
(i) any such prepayment of principal shall be accompanied by a prepayment premium equal to ten percent (10%) of the principal amount being prepaid, and
(ii) all payments shall be applied first to the payment of costs and expenses, if any, due from the Borrower to the Holder, if any, then to accrued but unpaid interest on the principal balance hereof and then to the scheduled payments of principal in inverse order of maturity.

      C. Subordination.

            (i) The indebtedness evidenced by the Debenture shall be subordinated and junior in right of payment to all Senior Indebtedness (as defined below) to the extent and in the manner set forth in this Article I.C.

            (ii) In the event of (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, debt readjustment or composition or other similar proceeding relative to the Corporation or its creditors or its property, (b) any proceeding for voluntary liquidation, dissolution or other winding up of the Corporation, whether or not involving insolvency or bankruptcy proceedings or
(c) any assignment for the benefit of creditors or any other marshaling of the assets


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

of the Corporation, then and in any such event the holders of all Senior Indebtedness shall first be paid in full the principal thereof and prepayment charges, if any, and interest at the time due thereon before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of the Debenture.

            (iii) Until the Senior Indebtedness is paid in full, the holder of the Debenture shall be subordinated to the rights of the holders of Senior Indebtedness to receive cash payments, but not with respect to receive Common Stock as contemplated by the conversion provisions hereunder.

            (iv) Upon any distribution of assets or securities of the Corporation referred to in this Article I.C, the holder of the Debenture shall be entitled to rely upon a certificate of any liquidating trustee or agent or other person making any distribution to the holder of the Debenture for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Corporation, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article I.C.

            (v) In the event and during the continuation of any default in the payment of principal of, or prepayment charge, if any, or interest on, any Senior Indebtedness beyond any applicable period of grace, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing permitting the holders of such Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, then unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, no cash payment of principal, premium, if any, or interest shall be made by the Corporation on the Debenture.

            (vi) No right of any present or future holder of any Senior Indebtedness of the Corporation to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Corporation or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Corporation with the covenants, agreements and conditions of the Debenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

            (vii) "Senior Indebtedness" means all loans, advances, reimbursement obligations regarding letters of credit, liabilities, covenants, guarantees and duties now existing or arising from time to time hereafter and renewals, extensions and refundings of any such indebtedness, whether for principal, premium or interest or otherwise of the Corporation or any subsidiary of the Corporation (including without limitation Major Acquisition Corp.) (i) outstanding as of January 25, 1999, or (ii) to, but only to, any bank or other commercial financing institution and either (A) incurred in connection with the acquisition of the securities or assets of another entity constituting the acquisition of the business of such entity, or (B) constituting "floor planning" financing of automobile dealerships (all indebtedness described in clauses (i) and (ii) above shall be referred to herein as "Qualifying Debt"), absolute or contingent, secured or unsecured, due or to become due, including (1) any


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

Qualifying Debt which such bank or other commercial financing institution may have obtained by assignment, pledge, purchase or otherwise, (2) any overdraft or overadvance to the Corporation with respect to Qualifying Debt, and (3) all interest, charges, expenses and attorney's fees for which the Corporation or any subsidiary of the Corporation is now or hereafter becomes liable with respect to Qualifying Debt (unless in the instrument creating or evidencing such indebtedness, or pursuant to which the same is outstanding, it is provided that such indebtedness or such renewal, extension or refunding thereof is subordinated in right of payment to the Debentures).

                                   ARTICLE II

                               CERTAIN DEFINITIONS

      The following terms shall have the following meanings:

      A. "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the aggregate principal amount represented by the then outstanding Debentures ("Majority Holders") if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

      B. "Conversion Amount" means the portion of the unconverted principal amount of this Debenture being converted plus any accrued and unpaid interest thereon through the Conversion Date and any Prepayment Default Payments payable with respect thereto, each as specified in the notice of conversion in the form attached hereto (the "Notice of Conversion").

      C. "Conversion Date" means, for any Optional Conversion (as defined below), the date specified in the Notice of Conversion so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation at or before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.


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

      D. "Conversion Price" means the lower of the Fixed Conversion Price and the Variable Conversion Price, each in effect as of such date and subject to adjustment as provided herein, but in no event less than the Floor Conversion Price.

      E. "Fixed Conversion Price" means $4.20, and shall be subject to adjustment as provided herein.

      F. "Floor Conversion Price" means $3.00, subject to applicable adjustment as provided herein.

      G. "Variable Conversion Price" means, as of any date of determination, an amount equal to 90% (the "Conversion Percentage") of the average of the Closing Bid Prices for the Corporation's common stock, par value $0.001 per share ("Common Stock"), for any three (3) trading days selected by the Holder during the twenty (20) consecutive trading days ending on the trading day immediately preceding such date of determination (the "Lookback Period") (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such twenty (20) trading day period), and shall be subject to adjustment as provided herein. For the avoidance of doubt, the trading day immediately preceding any Conversion Date is the last calendar day that is a trading day and which is immediately preceding the Conversion Date. As of the end of the Accrual Period, the Lookback Period shall be increased to twenty-one
(21) days, and it shall increase by one date as of the same day of each succeeding calendar month.

                                 ARTICLE III

                                  CONVERSION

      A. Conversion at the Option of the Holder. (i) Subject to the limitations on conversions contained in Paragraph C of this Article III and the rights of prepayment set forth in Article I, the Holder may, at any time and from time to time on or after the Issue Date and prior to payment in full of the outstanding unconverted principal balance of and accrued interest on this Debenture, convert (an "Optional Conversion") all or any part of the outstanding principal amount of this Debenture, plus all accrued interest thereon through the Conversion Date, into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                              Conversion Amount
                               Conversion Price

      B. Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation or its transfer agent for the Common Stock and
(y) surrender or cause to be surrendered this Debenture, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation or its transfer agent of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall immediately send, via facsimile,


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

a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either this Debenture is delivered to the Corporation as provided above, or the Holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article IX.H hereof.

            (i) Delivery of Common Stock Upon Conversion. Upon the surrender of this Debenture accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the fifth business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article IX.H) (the "Delivery Period"), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of the portion of this Debenture being converted and (y) a new Debenture in the form hereof representing the balance of the principal amount hereof not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Corporation ("DTC") Fast Automated Securities Transfer program, and if, but only if, as the certificates therefor do not bear a legend and the holder thereof is not then obligated to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

            (ii) Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of this Debenture.

            (iii) No Fractional Shares. If any conversion of this Debenture would result in the issuance of a fractional share of Common Stock, such fractional share shall not be issued and an amount equal to the product of such fraction and the Closing Bid Price as of the date of Conversion Date shall be paid in lieu thereof.

            (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense (unless the accountant concludes that the Corporation's initial calculation was correct, in which event at the holder's expense), shall audit the calculations and notify


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

the Corporation and the holder of the results no later than two business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

      C. Limitations on Conversions. The conversion of this Debenture shall be subject to the following limitations (each of which limitations shall be applied independently):

            (i) Cap Amount. If, notwithstanding the representations and warranties of the Corporation contained in Section 3(c) of the Securities Purchase Agreement, the Corporation is prohibited by Rule 4310(a)(25)(H) or Rule 4460(i) (as the case may be) of the National Association of Securities Dealers, Inc. ("NASD"), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock in excess of a prescribed amount (the "Cap Amount"), then the Corporation shall not be required to issue shares in excess of the Cap Amount; provided, however, that this limitation in this Article III.C.(i) shall not apply and shall be of no further force and effect after the date of the effectiveness of the shareholder approval (the "Shareholder Approval Date") referred to in Section 4(o) of the Securities Purchase Agreement. Assuming solely for purposes of this paragraph C that Rule 4310(a)(25)(H) or Rule 4460(i) is applicable, the Cap Amount shall be 1,494,800 shares. The Cap Amount shall be allocated pro rata to the Holders of the Debentures as provided in Article IX.D. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VI.

            (ii) No Five Percent Holders. Unless waived in accordance with the last sentence of this subparagraph, in no event shall a holder of the Debentures be entitled to receive shares of Common Stock upon a conversion to the extent that the sum of (x) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (exclusive of shares issuable upon conversion of the unconverted portion of the Debentures or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the warrants (the "Warrants") issued by the Corporation pursuant to the Securities Purchase Agreement) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the Debentures with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) above. Except as provided in the immediately succeeding sentence, the restriction contained in this subparagraph (ii) shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the holders of a majority of the outstanding principal amount of the Debentures shall approve such alteration, amendment, deletion or change. In applying the foregoing, such limitation should be applied in conjunction with the application of limitations on conversion or exercise analogous to the foregoing


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limitation. Notwithstanding the foregoing, the holder of this Debenture may waive the foregoing limitations and restrictions by written notice to the Corporation.

                                  ARTICLE IV

                     RESERVATION OF SHARES OF COMMON STOCK

      A. Reserved Amount. On the Issue Date, the Corporation shall reserve _________ of the authorized but unissued shares of Common Stock for issuance upon conversion of the Debentures and thereafter the number of authorized but unissued shares of Common Stock so reserved (as so increased, the "Reserved Amount") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Debentures at the then current Floor Conversion Price thereof. The Reserved Amount shall be allocated to the Holders of the Debentures as provided in Article IX.D.

      B. Increases to Reserved Amount. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "Authorization Trigger Date") shall be less than 100% of the number of shares of Common Stock issuable upon conversion of the Debentures at the then-current Floor Conversion Price, the Corporation shall immediately notify the Holders of the Debentures of such occurrence and shall take immediate action (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 100% of the number of shares of Common Stock then issuable upon conversion of the Debentures at the then-current Floor Conversion Price. In the event the Corporation fails to so increase the Reserved Amount within, in the event shareholder approval is required, ninety (90) days, or, in the event only approval of the Company's Board of Directors is required, ten (10) days after an Authorization Trigger Date, each Holder of the Debentures shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Default Notice (as defined in Article VII.C) to the Corporation, to require the Corporation to prepay for cash, at the Default Amount (as defined in Article VII.B), a portion of the Holder's principal amount outstanding of the Debentures (plus accrued interest thereon) such that, after giving effect to such prepayment, the holder's allocated portion of the Reserved Amount exceeds 100% of the total number of shares of Common Stock issuable to such holder upon conversion of its Debenture at the then-current Floor Conversion Price. If the Corporation fails to pay the Default Amount within five (5) business days after its receipt of such Default Notice, then such Holder shall be entitled to the remedies provided in Article VII.C. Subject to the limitations on issuance of shares of Common Stock in excess of any Holder's Cap Amount, notwithstanding anything else contained herein, if the Corporation has a sufficient number of authorized shares of Common Stock, the Corporation shall immediately issue additional shares of Common Stock to any Holder who has exceeded its allocated portion of the Reserved Amount upon conversions by such Holder of its Debentures.

      C. Adjustment to Conversion Price. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Debentures to any Holder because the


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Corporation does not then have available a sufficient number of authorized and reserved shares of Common Stock, then the Fixed Conversion Price in respect of any Debentures held by any Holder (including Debentures submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to any such Holder) shall be adjusted as provided in Article V.A.

                                  ARTICLE V

                        FAILURE TO SATISFY CONVERSIONS

      A. Conversion Defaults; Adjustments to Conversion Price. The following shall constitute a "Conversion Default": (i) following the submission by a Holder of a Notice of Conversion, the Corporation fails for any reason (other than because of an event described in clause (iii) below) to deliver, on or prior to the fourth business day following the expiration of the Delivery Period for such conversion, such number of shares of Common Stock without a restrictive legend (provided that appropriate stop transfer instructions may be given to the transfer agent as provided in the Registration Rights Agreement) to which such Holder is entitled upon such conversion (unless as of the Conversion Date the Corporation is not required to have effective a registration statement covering the resale of such shares under the terms of the Registration Rights Agreement (defined below)), (ii) the Corporation provides notice to any Holder of a Debenture at any time of its intention not to issue shares of Common Stock without a restrictive legend (provided that appropriate stop transfer instructions may be given to the transfer agent as provided in the Registration Rights Agreement) upon exercise by any Holder of its conversion rights in accordance with the terms of the Debentures (other than because of an event described in clause (iii) below at a time when the Corporation is required under the Registration Rights Agreement to have an effective registration statement covering the resale of shares issuable upon conversion, or (iii) the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Debentures to any Holder because the Corporation (A) does not have available at the date of such conversion a sufficient number of authorized and reserved shares of Common Stock or (B) such issuance would exceed the then unissued portion of such Holder's Cap Amount. In the case of a Conversion Default described in clause (i) or (iii) above, the Fixed Conversion Price in respect of any Debentures held by such Holder (including Debentures submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to such Holder) shall thereafter be the lesser of (x) the Fixed Conversion Price on the date of the Conversion Default and (y) the lowest Conversion Price in effect during the period beginning on, and including, such date through and including (A) in the case of a Conversion Default referred to in clause (i) above, the earlier of (1) the day such shares of Common Stock are delivered to the Holder and (2) the day on which the holder regains its rights as a holder of the Debentures with respect to such unconverted Debentures pursuant to the provisions of Article IX.L hereof, and (B) in the case of a Conversion Default referred to in clause (iii) above, the date on which the prohibition on issuances of Common Stock terminates. In the case of a Conversion Default described in clause (ii) above, the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and


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

including the Default Cure Date (as hereinafter defined). Following any adjustment to the Fixed Conversion Price pursuant to this Article V.A, the Fixed Conversion Price shall thereafter be subject to further adjustment for any events described in Article VIII. Upon the occurrence of each reset of the Fixed Conversion Price pursuant to this Paragraph A, the Corporation, at its expense, shall promptly compute the new Fixed Conversion Price and prepare and furnish to each Holder of the Debentures a certificate setting forth such new Fixed Conversion Price and showing in detail each Conversion Price in effect during such reset period.

      "Default Cure Date" means (i) with respect to a Conversion Default described in clause (i) of its definition, the date the Corporation effects the conversion of all of the outstanding Debentures, and (ii) with respect to a Conversion Default described in clause (ii) of its definition, the date the Corporation issues freely tradeable shares of Common Stock in satisfaction of all conversions of the Debentures in accordance with Article III.A, and (iii) with respect to either type of a Conversion Default, the date on which the Corporation prepays the Debentures held by such holder pursuant to paragraph C of this Article V.

      B. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a Holder upon a conversion of the Debentures or (b) there shall occur a Legend Removal Failure (as defined in Article VII.A (iv) below) and (ii) thereafter, such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such Holder of the unlegended shares of Common Stock (the "Sold Shares") which such Holder anticipated receiving upon such conversion (a "Buy-In"), the Corporation shall pay such Holder (in addition to any other remedies available to the Holder) the amount by which (x) such Holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such Holder from the sale of the Sold Shares. For example, if a Holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the Holder $1,000. A Holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such Holder pursuant to this Paragraph B. The Corporation shall make any payments required pursuant to this Paragraph B in accordance with and subject to the provisions of Article IX.J.

      C. Right to Require Prepayment. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the Holder, for any reason (other than because such issuance would exceed such Holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the Holders shall have the remedies set forth in Articles IV and VI, respectively) to issue shares of Common Stock within 10 business days after the expiration of the Delivery Period with respect to any conversion of the Debentures, then the Holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Default Notice (as defined in Article VII.C) to the Corporation, to have all or any portion of such Holder's outstanding Debentures prepaid by the


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

Corporation for cash, at the Default Amount (as defined in Article VII.B). If the Corporation fails to pay such Default Amount within five business days after its receipt of a Default Notice, then such Holder shall be entitled to the remedies provided in Article VII.C.

                                 ARTICLE VIII

                    INABILITY TO CONVERT DUE TO CAP AMOUNT

      A. Obligation to Cure. If at any time prior to the Shareholder Approval Date the then unissued portion of any Holder's Cap Amount is less than 100% of the number of shares of Common Stock then issuable upon conversion of such Holder's Debentures at the then-current Floor Conversion Price (a "Trading Market Trigger Event"), the Corporation shall immediately notify the Holders of Debentures of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders to authorize the issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the Debentures but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Cap Amount ("Trading Market Prohibitions"). In the event the Corporation fails to eliminate all such Trading Market Prohibitions within ninety (90) days after the Trading Market Trigger Event, then each Holder of Debentures shall thereafter have the option, exercisable in whole or in part at any time and from time to time until such date that all such Trading Market Prohibitions are eliminated, by delivery of a Default Notice (as defined in Article VII.C) to the Corporation, to require the Corporation to repay for cash, at the Default Amount, a principal amount of the Holder's Debentures such that, after giving effect to such repayment, the then unissued portion of such Holder's Cap Amount exceeds 100% of the total number of shares of Common Stock issuable upon conversion of such Holder's Debentures at the then-current Floor Conversion Price. If the Corporation fails to pay the Default Amount within five (5) business days after its receipt of a Default Notice, then such Holder shall be entitled to the remedies provided in Articles VI.B and VII.C. On or after the Shareholder Approval Date, the Corporation shall treat any such Trading Market Prohibitions as eliminated.

      B. Adjustment to Conversion Price. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Debentures to any Holder because such issuance would exceed the then unissued portion of such Holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities then the Fixed Conversion Price in respect of any Debentures held by any Holder (including Debentures submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued) shall be adjusted as provided in
Article V.A.

                                  ARTICLE IX

                               EVENTS OF DEFAULT

      A. Events of Default. In the event (each of the events described in clauses (i)-(ix) below after expiration of the applicable cure period (if any) being an "Event of Default"):

            (i) the Corporation fails (i) to pay the unconverted portion of the principal hereof when due, whether at maturity, upon acceleration or otherwise or (ii) to pay any unconverted portion of an installment of interest hereon when due and such failure continues for a period of five (5) business days after the due date hereof;

            (ii) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Debentures) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market for an aggregate of 10 trading days in any nine month period;

            (iii) the Registration Statements required to be filed by the Corporation pursuant to Section 2(a) of that certain Registration Rights Agreement by and among the Corporation and the other signatories thereto entered into in connection with the Securities Purchase Agreement (the "Registration Rights Agreement") have not been filed and declared effective within the time period(s) described therein or any such Registration Statements, after being declared effective, cannot be utilized by the Holders of the Debentures for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) (other than solely for reasons within the control of the Holders of the Debentures) for an aggregate of more than 30 days;

            (iv) Provided that either a Registration Statement covering the resale of shares of Common Stock issuable upon conversion of the Debentures is in effect, or upon compliance with the requirements of Rule 144, the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holders of the Debentures upon conversion of any of the Debentures as and when required by this Debenture, the Securities Purchase Agreement or the Registration Rights Agreement (but provided that appropriate stop-transfer instructions may be given to the transfer agent as provided in the Registration Rights Agreement) (a "Legend Removal Failure"), and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the Holder;

            (v) the Corporation provides notice to any Holder of the Debentures, including by way of public announcement, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any Holder of the Debentures upon conversion in accordance with the terms of the Debentures (other than due to the circumstances contemplated by Articles IV or VI for which the holders shall have the remedies set forth in such Articles);

            (vi) the Corporation shall:

                  (a) sell, convey or dispose of all or substantially all of its assets (stockholder approval of such transaction being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

                  (b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and the voting capital stock of the Corporation immediately prior to such merger, consolidation or combination represents at least 50% of the voting power of the capital stock of the Corporation after the merger, consolidation or combination) and its capital stock is unchanged; or

                  (c) have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended) exclusive of Bruce Bendell, Doron Cohen or any of their family members or affiliates; or

            (vii) the Corporation otherwise shall breach any term hereunder (including; without limitation, Article IV hereof) or under the Securities Purchase Agreement or the Registration Rights Agreement, including, without limitation, the representations and warranties in the Securities Purchase Agreement or the Registration Rights Agreement and such breach continues uncured for 10 business days after the Corporation has been notified thereof in writing by any Holder and which breach actually causes a Material Adverse Effect (as such term is defined in the Securities Purchase Agreement);

            (viii) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; or

            (ix) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation, which petition, if filed against the Corporation, is not dismissed within ninety (90) days.

then, upon the occurrence of any such Event of Default, at the option of each Holder, exercisable in whole or in part at any time and from time to time by delivery of a Default Notice (as defined in Paragraph C below) to the Corporation while such Event of Default continues, the Corporation shall pay the Holders (and upon the occurrence of an Event of Default specified in subparagraphs (viii) and (ix) of this Paragraph A, the Corporation shall be required to pay the Holders), in satisfaction of its obligation to pay the outstanding principal amount of the Debentures and accrued and unpaid interest thereon, an amount equal to the Default Amount and such Default Amount, together with all other ancillary amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which are hereby expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity. For the avoidance of doubt, the occurrence of any event described in clauses (v), (vi), (viii) or
(ix) above shall immediately constitute an Event of Default and there shall be no cure period. Upon the Corporation's receipt of any Default Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Default Announcement (as defined below) to all of the Holders in response to the Corporation's initial receipt of a Default Notice from a holder of the Debentures, the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a "Default Announcement") to all holders of the Debentures stating the date upon which the Corporation received such Default Notice and the amount of the Debentures covered thereby. The Corporation shall not redeem any Debentures during the three trading day period following the delivery of a required Default Announcement hereunder. At any time and from time to time during such three trading day period, each holder of the Debentures may request (either orally or in writing) information from the Corporation with respect to the instant default (including, but not limited to, the aggregate principal amount outstanding of Debentures covered by Default Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

      B. Definition of Default Amount. The "Default Amount" with respect to a Debenture means an amount equal to the greater of:

            (i) (V / CP) x M

      and  (ii) V x 114%

where:

      "V" means the principal amount aggregate outstanding of the Debentures being paid plus all accrued and unpaid interest thereon and any Prepayment Default Payments (if any) through the payment date;

      "CP" means the Conversion Price in effect on the date on which the Corporation receives the Default Notice; and

      "M" means (i) with respect to all repayments other than repayments pursuant to Article VII.A(vi) hereof, the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Default Notice and ending on the date immediately preceding the date of payment of the Default Amount and (ii) with respect to repayments pursuant to Article VII.A(vi) hereof, the greater of (a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Default Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the repayment obligation. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and Holders of a majority-in-interest of the then outstanding principal amount of the Debentures, or if such agreement cannot be reached within five business days prior to the date of repayment, by an investment banking firm selected by the Corporation and reasonably acceptable to Holders of a majority-in-interest of the then outstanding principal amount of the Debentures, with the costs of such appraisal to be borne by the Corporation.

      C. Failure to Pay Default Amounts. If the Corporation fails to pay any Holder the Default Amount with respect to any Debenture within five business days after its receipt of a notice requiring such repayment (a "Default Notice"), then the holder of any Debenture delivering such Default Notice (i) shall be entitled to interest on the Default Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Default Notice until the date of payment of the Default Amount hereunder, and (ii) shall have the right, at any time and from time to time, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Paragraph A of Article III) all or any portion of the Default Amount, plus interest as aforesaid, into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date on which the Corporation receives the Default Notice and ending on the Conversion Date with respect to the conversion of such Default Amount. In the event the Corporation is not able to repay all of the outstanding Debentures subject to Default Notices delivered prior to the date upon which such repayment is to be effected, the Corporation shall repay the outstanding Debentures from each holder pro rata, based on the total amounts due the Debentures at the time of repayment included by such holder in all Default Notices delivered prior to the date upon which such repayment is to be effected relative to the total amounts due under the Debentures at the time of repayment included in all of the Default Notices delivered prior to the date upon which such repayment is to be effected.

                                   ARTICLE X

                      ADJUSTMENTS TO THE CONVERSION PRICE

      The Conversion Price shall be subject to adjustment from time to time as follows:

      A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the First Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price and the Floor Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price and the Floor Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

      B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the First Closing Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Corporate Change"), then the Holders of the Debentures shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion (without giving effect to the limitations contained in Article III.C) had such Corporate Change not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the Holders of the Debentures to the end that the economic value of the Debentures are in no way diminished by such Corporate Change (as reasonably determined by the Holders of a majority of the principal amount of the Debentures then outstanding) and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Fixed Conversion Price and the Floor Conversion Price so that the Fixed Conversion Price and the Floor Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Fixed Conversion Price and the Floor Conversion Price, respectively, and the value of the Corporation's Common Stock immediately prior to such Corporate Change and an immediate revision to the Variable Conversion Price so that it is determined as provided in Article II.H but based on the price of the common stock of the surviving entity and the market in which such common stock is traded) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless
(i) each holder of the Debentures, along with notice sent to the holders of the Common Stock of the Corporation, has received written notice of such transaction at least 75 days prior thereto, but in no event later than 20 days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonably satisfactory to the Holders of a majority of the principal amount of the Debentures then outstanding) the obligations of the Debentures. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the Debentures outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

      C. Adjustment Due to Major Announcement. In the event the Corporation at any time after the First Closing Date (i) makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) or to sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle or otherwise (the date of the announcement referred to in clause (i) or (ii) of this Paragraph C is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the tenth trading day following the earlier of the consummation of the proposed transaction or tender offer, exchange offer or another transaction or the Abandonment Date (as defined below), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price determined in accordance with Article II.E on the Conversion Date set forth in the Notice of Conversion for the Optional Conversion. From and after the tenth trading day following the Abandonment Date, the Conversion Price shall be determined as set forth in Article II.E. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or another transaction for which a public announcement as contemplated by this Paragraph C has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this Paragraph C to become operative.

      D. Adjustment Due to Distribution. If, at any time after the First Closing Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the Holders of the Debentures shall be entitled, upon any conversion of the Debentures after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article III.C) had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

      E. Issuance of Other Securities With Variable Conversion Price. If, at any time after the First Closing Date, the Corporation shall issue any securities which are convertible into or exchangeable for Common Stock ("Convertible Securities") at a conversion or exchange rate based on a discount to the market price of the Common Stock at the time of conversion or exercise, then the Conversion Percentage in respect of any conversion of any portion of this Debenture after such issuance shall be calculated utilizing the higher of the greatest discount applicable to any such Convertible Securities and the discount then in effect in calculating the Variable Conversion Price; provided, that no adjustment will be made (i) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Corporation now existing or to be implemented in the future, or upon grant or exercise of any stock or options to or by any officer, director, employee, agent, consultant or other entity providing services to the Corporation, whether or not under a plan, so long as the issuance of such stock or options is approved by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose; (ii) upon the issuance of any Debentures or Warrants issued or issuable in accordance with the terms of the Securities Purchase Agreement; (iii) upon the issuance of securities in connection with an underwritten public offering of the Corporation; (iv) upon the issuance of securities in connection with any merger, acquisition or consolidation, or purchase of assets or business from another person, so long as the Corporation is the surviving corporation; (v) upon the issuance of securities issued as the result of anti-dilution rights granted to a third party; and (vi) in connection with the issuance of securities upon the exercise of warrants or other rights granted as "equity kickers" to the holders of Senior Indebtedness.

      F. Purchase Rights. If, at any time after the First Closing Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders of the Debentures will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Debentures (without giving effect to the limitations contained in Article III.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

      G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VIII, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of the Debentures a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of the Debentures, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of any Debenture.

                                  ARTICLE XI

                                 MISCELLANEOUS

      A. Failure or Indulgency Not Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      B. Notices. Any notices required or permitted to be given under the terms of this Debenture shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier or confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

                        If to the Corporation:

                        Fidelity Holdings, Inc.
                        80-02 Kew Gardens Road
                        Suite 5000
                        Kew Gardens, NY  11415
                        Telecopy: (718) 793-2455

      If to the Holder, to the address set forth under such Holder's name on the signature page to the Securities Purchase Agreement executed by such Holder. Each party shall provide notice to the other parties of any change in address.

      C. Amendment Provision. This Debenture and any provision hereof may only be amended by an instrument in writing signed by the Corporation and all of the Holders. The term "Debenture" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

      D. Assignability; Allocation of Cap Amount and Reserved Amount. This Debenture shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the holder and its successors and assigns. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the Holders of the Debentures based on the aggregate principal amount of Debentures issued to each Holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the Holders of Debentures based on the outstanding principal amount of Debentures held by each Holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Debentures, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Debentures shall be allocated to the remaining Holders of Debentures, pro rata based on the outstanding principal amount of Debentures then held by such Holders. Each transferee of a Debenture shall agree in writing to be bound by the terms of the Securities Purchase Agreement and shall make the representations and warranties set forth in Section 2 thereof.

      E. Cost of Collection. If default is made in the payment of this Debenture, the Corporation shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

      F. Governing Law; Jurisdiction. This Debenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of choice of laws or conflict of laws that would defer to the substantive law of another jurisdiction. The Corporation irrevocably consents to the jurisdiction of the United States federal courts and the state courts located in New York in any suit or proceeding based on or arising under this Debenture and irrevocably agrees that all claims in respect of such suit or proceeding shall be exclusively determined in such courts. The Corporation irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Corporation further agrees that service of process upon the Corporation mailed by first class mail shall be deemed in every respect effective service of process upon the Corporation in any such suit or proceeding. Nothing herein shall affect the right of any Holder to serve process in any other manner permitted by law. The Corporation agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

      G. Denominations. At the request of Holder, upon surrender of this Debenture, the Corporation shall promptly issue new Debentures in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $25,000 as Holder shall request.

      H. Lost or Stolen Debentures. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Debenture and (ii)
(y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of any Debenture, the Corporation shall execute and deliver a new Debenture of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Debenture if the holder contemporaneously requests the Corporation to convert such Debenture.

      I. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter so long as any Debentures are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) if so requested in writing by a Holder a written report notifying the holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report, if so delivered, shall also specify (i) the total outstanding principal amounts of Debentures as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Debentures prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Debentures as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Debentures before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall deliver the report for each quarter to each Holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, within 15 days after delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph I as of the date of such request. Simultaneously with delivering such quarterly statements or responding to such written request, the Corporation shall issue a press release with substantially the same information.

      J. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a Holder under the Debentures (as a Conversion Default Payment, upon prepayment, repayment or otherwise), such cash payment shall be made to the Holder within five business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five business day period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

      K. Restrictions on Shares. The shares of Common Stock issuable upon conversion of this Debenture may not be sold or transferred unless (i) they first shall have been registered under the Securities Act and applicable state securities laws, (ii) the Corporation shall have been furnished with an opinion of legal counsel (in form, substance and scope customary for opinions in such circumstances) to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (iii) they are sold under Rule 144 under the Act. Except as otherwise provided in the Securities Purchase Agreement, each certificate for shares of Common Stock issuable upon conversion of this Debenture that have not been so registered and that have not been sold under an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Upon the request of a holder of a certificate representing any shares of Common Stock issuable upon conversion of this Debenture, the Corporation shall remove the foregoing legend from the certificate and issue to such holder a new certificate therefor free of any transfer legend, if (i) with such request, the Corporation shall have received either (A) an opinion of counsel, in form, substance and scope customary for opinions in such circumstances, to the effect that any such legend may be removed from such certificate, or (B) satisfactory documentation from Holder that Holder is selling such security in compliance with Rule 144 or that such Holder and such security meet the requirements of Rule 144(k) or (ii) a registration statement under the Securities Act covering the resale of such securities is in effect. Nothing in this Debenture shall (i) limit the Corporation's obligation under the Registration Rights

Agreement, or (ii) affect in any way Holder's obligations to comply with applicable securities laws upon the resale of the securities referred to herein.

      L. Status as Debentureholder. Upon submission of a Notice of Conversion by a Holder of the Debentures, (i) the principal amount of the Debentures and the interest thereon covered thereby (other than any portion of the Debentures, if any, which cannot be converted because their conversion would exceed such Holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock as of the Conversion Date and (ii) the Holder's rights as a holder of such Debentures shall cease and terminate (but only with respect to that portion of the Debentures covered by such Notice of Conversion), excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of the Debentures. In situations where Article V.B is applicable, the number of shares of Common Stock referred to in clauses (i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the Holder. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth business day after the expiration of the Delivery Period with respect to a conversion of Debentures for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such 10 business day period) the portion of the principal amount and interest thereon subject to such conversion shall be deemed outstanding under the Debentures and the Corporation shall, as soon as practicable, return the Debentures to the Holder. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive payments pursuant to Article V.C to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article V.A) for the Corporation's failure to convert the Debentures.

      M. Remedies Cumulative. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Debenture. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Debentures and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of the Debentures shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Borrower has caused this Debenture to be executed by its duly authorized officer.

                                    FIDELITY HOLDINGS, INC.

                                    By:
                                       -----------------------------
                                       Name:
                                       Title:

                                                                       Exhibit 1

                               NOTICE OF CONVERSION

To:   Fidelity Holdings, Inc.
      80-02 Kew Gardens Road
      Suite 5000
      Kew Gardens, NY  11415
      Telecopy: (718) 793-2455
      Attention: _______________

The undersigned hereby irrevocably elects to convert $____________ [principal] [and] [interest] amount of the Debenture (the "Conversion"), into shares of common stock ("Common Stock") of Fidelity Holdings, Inc. (the "Corporation") according to the conditions of the Convertible Term Debenture dated January 25, 1999 (the "Debenture"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of the Debenture is attached hereto (or evidence of loss, theft or destruction thereof).

If so able, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is ________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Debenture shall be made pursuant to registration of the Common Stock under the Securities Act or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate Debenture(s) for the principal balance which shall not have been converted.

Check Box if Applicable:

|_| In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

                        Date of Conversion: ____________________________________

                        Applicable Conversion Price: ___________________________

                        Amount of Accrued and Unpaid
                        Interest on the Principal
                        Amount to be converted, if any: ________________________

                        Amount of Conversion Default
                        Payments or Prepayment Default
                        Payments to be converted, if any: ______________________

                        Number of Shares of
                        Common Stock to be Issued: _____________________________

                        Signature: _____________________________________________

                        Name: __________________________________________________

                        Address: _______________________________________________